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                                                                    Exhibit 10.4



                               ROY F. WESTON, INC.


                       MODIFICATION TO SEVERANCE AGREEMENT



            This Modification to Severance Agreement ("Modification Agreement") is made effective May 1, 1997 between Roy F. Weston, Inc., a Pennsylvania corporation ("Weston") and William J. Marrazzo ("Marrazzo").

                                   Background

            Weston and Marrazzo are parties to a certain Severance Agreement effective December 3, 1996 (the "Severance Agreement").

            Weston and Marrazzo desire to amend the Severance Agreement in the manner hereinafter set forth.

                                    Agreement

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Section 3 of the Severance Agreement be and hereby is amended and restated in its entirety to read as follows:

            "3. Good-Reason Resignation. For purposes of this Agreement, Marrazzo's employment shall be deemed to have been terminated by reason of a "good-reason resignation" if Marrazzo in his sole discretion elects to discontinue his employment with Weston because either (i) his responsibilities, duties or authority have changed materially from their level as of December 3, 1996 (the "Effective Date") which change
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            substantially reduces the rank or level, responsibility or scope of
            Marrazzo's position with Weston (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the Effective Date as Weston's President and Chief Executive Officer or (ii) the composition of the Board of Directors of Weston materially changes. For purposes hereof, the composition of the Board of Directors shall be deemed to have materially changed if at any time after the Effective Date and during any twelve consecutive months four or more incumbent directors who are not Roy F. Weston or any relative of Roy
            F. Weston cease to be directors of Weston (whether by shareholder action or otherwise). If Marrazzo elects to terminate his employment under this Section 3, his written notice under Section 4 shall include the specific matter or matters which Marrazzo asserts constitute reason for a "good-cause resignation.""

            1. Section 5(c) of the Severance Agreement is amended by changing the period of time for which the non-competition provisions are applicable from two years to sixteen months and by deleting the last sentence thereof in its entirety.

            2. Section 13 of each of the Supplemental Retirement Agreements (the "Supplemental Retirement Agreements") referred to in the "Background" to the Severance Agreement are modified by reducing the period of non-competition from three years to sixteen months so that the period of non-competition in both the Severance Agreement and the Supplemental Retirement Agreement shall be for a period of sixteen months.

            3. Except as herein modified, the parties hereto ratify and confirm the Severance Agreement and the Supplemental Retirement Agreements.


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            IN WITNESS WHEREOF, Weston has caused this Agreement to be executed by its duly authorized officers, and Marrazzo has hereunto set his hand and seal as of the day and year first above written.

ROY F. WESTON, INC.



By:___s/________________________       __s/____________________
      Joseph Bordogna, Chairman        William J. Marrazzo

Attest:

___________s/____________________
Arnold P. Borish, Secretary


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